Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8  No.  333-00000) pertaining to the Dendrite International, Inc. 1997 Stock Incentive Plan, as amended, of our report dated January 29, 2004 with respect to the consolidated financial statements and  schedule of Dendrite International, Inc. as of December 31, 2003 and for the years ended December 31, 2003 and 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey

December 30, 2005